STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/05/2000
                                                           001505646-2238397


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        AMERICAN UTILICRAFT CORPORATION,
                             A DELAWARE CORPORATION


         THE undersigned hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of said corporation.

         2. The Certificate of Incorporation of the corporation is hereby amended by striking out the Section 4.01 thereof and by substituting in lieu of said article the following new Section 4.01:

                  "Section 4.01. The total number of shares of capital stock that the corporation shall have authority to issue is 42,500,000 shares, consisting of 35,000,000 shares of Common Stock, having a par value of $0.00001 per share, and 7,500,000 shares of Preferred Stock, having a par value of $0.00001 per share. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of the series."

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of section 228 and 242 of the General Corporation Law of the State of Delaware.

         The undersigned, being President and Secretary of the corporation, hereby declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of both their own knowledge and that this declaration was executed on this 15th day of September, 2000.

                                    /s/JOHN DUPONT
                                    -----------------------------------
                                    John Dupont, President


                                    /s/JAMES S. CAREY
                                    -----------------------------------
                                    James S. Carey, Secretary